ACCOUNTANTS' CONSENT



To the Partners
T. Rowe Price Realty Income Fund IV,
America's Sales-Commission-Free Real Estate Limited
Partnership:

We consent to incorporation by reference in the registration statement (No. 33-45405) on Form S-3 of T. Rowe Price Realty Income Fund IV, America's Sales-Commission-Free Real Estate Limited Partnership of our report dated January 27, 1997, relating to the consolidated balance sheets of T. Rowe Price Realty Income Fund IV, America's Sales-Commission-Free Real Estate Limited Partnership and its consolidated ventures as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' capital, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of T. Rowe Price Realty Income Fund IV, America's Sales-Commission-Free Real Estate Limited Partnership and to the reference to our firm under the heading "Experts" in the prospectus, which is a part of the registration statement.





Chicago, Illinois
March 26, 1997